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                                                                   EXHIBIT 10.67

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement"), effective this 1st day of May, 1999 (the "Effective Date"), is entered into by and between William Schmidt ("Executive") and Oakley, Inc., a Washington corporation ("Company").

         WHEREAS, Executive is currently serving as a member of the Board of Directors of the Company (the "Board");

         WHEREAS, the Company wishes to employ Executive;

         WHEREAS, Executive is willing to commit himself to serve the Company on the terms and conditions herein provided; and

         WHEREAS, in order to effect the foregoing, the Company and Executive wish to enter into this Agreement on the terms and conditions herein provided.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Employment. The Company does hereby employ, engage and hire Executive as Chief Executive Officer of the Company, and Executive does hereby accept and agree to such hiring, engagement and employment. In such capacity, Executive shall have such executive and managerial powers and duties with respect to the Company as may be from time to time reasonably assigned to him by the Board. Except for sick leave, reasonable vacations and excused leaves of absence, Executive shall, throughout his period of employment, devote substantially all his working time, attention, knowledge and skills, diligently and to the best of his ability, to the performance of such duties in furtherance of the business of the Company.

         2. Term of Agreement. The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years; provided, however, that on each anniversary of the Effective Date, at which time the remaining term of the Agreement is two years, the Term of the Agreement shall automatically be extended for one additional year unless, not later than sixty (60) days prior to any such anniversary, either party shall have given written notice to the other that it does not wish to extend the Term of the Agreement. Notwithstanding anything to the contrary, the Company and Executive agree that Executive's first day of employment with the Company shall be Monday, May 3, 1999.



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         3. Compensation.

            (a) Signing Bonus. The Company shall pay to Executive a signing bonus in the amount of $250,000, payable on the first business day following the Effective Date, in accordance with the Company's normal payroll practices and procedures.

            (b) Base Salary. During the Term of the Agreement, Executive shall be paid an annual base salary (the "Base Salary") in the amounts set forth below, which amounts shall be paid in accordance with the Company's normal payroll practices and procedures:

                (i) First Year Base Salary. With respect to the period commencing on the Effective Date and ending on the day prior to the first anniversary of the Effective Date, Executive shall be paid an annual Base Salary at the rate of $350,000 (the "First Year Base Salary").

                (ii) Second Year Base Salary. With respect to the period commencing on the first anniversary of the Effective Date and ending on the day prior to the second anniversary of the Effective Date, Executive shall be paid an annual Base Salary at the rate of (i) if the Company meets the 1999 Performance Bonus Target (as defined in Section 3(c)(i)), the First Year Base Salary plus $25,000, and (ii) if the Company does not meet the 1999 Performance Bonus Target, his First Year Base Salary (the "Second Year Base Salary").

                (iii) Third Year Base Salary. With respect to the period commencing on the second anniversary of the Effective Date and ending on the day prior to the third anniversary of the Effective Date, Executive shall be paid an annual Base Salary at the rate of (i) if the Company meets the 2000 Performance Bonus Target (as defined in Section 3(c)(ii)), the Second Year Base Salary plus $25,000, and (ii) if the Company does not meet the 2000 Performance Bonus Target, his Second Year Base Salary minus $25,000, but in no event shall Executive's Base Salary for such period be at a rate less than the First Year Base Salary (the "Third Year Base Salary").


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                (iv) Future Years' Base Salary. With respect to each additional twelve-month period commencing on an anniversary of the Effective Date occurring during the Term, Executive shall be paid an annual Base Salary at the rate of
(i) if the Company meets the Performance Bonus target for the calendar year immediately preceding the commencement of each such additional twelve-month period, his Base Salary as in effect immediately prior to the commencement of such twelve-month period plus $25,000, or (ii) if the Company does not meet the Performance Bonus target for the calendar year immediately preceding the commencement of each such additional twelve-month period, his Base Salary as in effect immediately prior to the commencement of such twelve-month period minus $25,000, but in no event shall Executive's Base Salary be at a rate less than the First Year Base Salary. By way of example only, if the Company meets the Performance Bonus target determined by the Board in its sole discretion for the calendar year ended December 31, 2001, Executive shall be paid an annual Base Salary, for the period May 1, 2002 through April 30, 2003, at the rate of his Third Year Base Salary plus $25,000.

            (c) Performance Bonus. During the Term of the Agreement, Executive shall be eligible to receive performance bonuses pursuant to the terms and conditions of the Company's Executive Officer Performance Bonus Plan (the "Bonus Plan") and otherwise on the terms and conditions of subparagraphs (i) through
(iv) of this Section 3(c) (each, a "Performance Bonus"). With the exception of the 1999 Performance Bonus (as defined below), which shall be measured with respect to the period commencing on the Effective Date and ending on December 31, 1999, each Performance Bonus shall be measured with respect to a calendar year (each, a "Performance Period"). Any Performance Bonus earned shall be payable as soon as reasonably practicable following the determination of the amount thereof and in accordance with the Company's normal payroll practices and procedures. Any Performance Bonus payable under this Agreement shall be deemed not to accrue until the last day of the period with respect to which such Performance Bonus would otherwise be scheduled to be paid. All computations of EPS (as defined below) shall be as if any stock dividend or stock split occurring after the Effective Date had not occurred.

                (i) 1999 Performance Bonus. With respect to the period commencing on the Effective Date and ending on December 31, 1999, if the Company's diluted net income per common share ("EPS"), as determined by the Company's independent accountants in accordance with generally accepted accounting principles ("GAAP"), for the calendar year ended December 31, 1999, equals or exceeds $0.45 per share (without giving effect to any rounding to the nearest whole cent) ("1999 Performance Bonus Target"), Executive shall be entitled to receive a Performance Bonus equal to sixty percent (60%) of his First Year Base Salary (the "1999 Performance Bonus"). If the Company's EPS, as determined in the preceding sentence, is less than $0.45 per share, Executive shall be entitled to receive a 1999 Performance Bonus equal to $100,000.


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                (ii) 2000 Performance Bonus. With respect to the period
commencing on January 1, 2000, and ending on December 31, 2000, if the Company's EPS, as determined by the Company's independent accountants in accordance with GAAP, for such period equals or exceeds $0.60 per share (without giving effect to any rounding to the nearest whole cent) (the "Second Year Performance Bonus Target"), Executive shall be entitled to receive a Performance Bonus equal to sixty percent (60%) of his Second Year Base Salary (the "2000 Performance Bonus").

                (iii) 2001 Performance Bonus. With respect to the period commencing on January 1, 2001 and ending on December 31, 2001, if the Company's EPS, as determined by the Company's independent accountants in accordance with GAAP, for such period equals or exceeds $0.81 per share (without giving effect to any rounding to the nearest whole cent) (the "Third Year Performance Bonus Target"), Executive shall be entitled to receive a Performance Bonus equal to sixty percent (60%) of his Third Year Base Salary (the "2001 Performance Bonus").

                (iv) Future Performance Bonus. With respect to any additional Performance Periods occurring during the Term, Executive's Performance Bonus and Performance Bonus targets, if any, shall be determined by the Board in its sole discretion.

            (d) Stock Options and Restricted Stock. Subject to approval by the Board, Executive shall be granted options (the "Options") and restricted stock ("Restricted Stock") pursuant to the Company's 1995 Stock Incentive Plan (the "Stock Plan") to acquire shares of common stock, par value $0.01 per share ("Common Stock"), of the Company upon the terms and conditions set forth in subparagraphs (i) through (iii) of this Section 3(d). The Options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the fullest extent permitted by such Section of the Code. To the extent any such Options do not qualify as incentive stock options, such Options shall be deemed non-qualified stock options. The term of the Options shall be ten years from the date of grant.

                (i) Initial Options. Executive hereby acknowledges that he has been granted Options to purchase 500,000 shares of Common Stock at a per share exercise price equal to $7 5/8 (the "Initial Options"). The Initial Options vest in four equal, annual installments.


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                (ii) First Milestone Options. If, at any time during the Term, the aggregate market value of the Company's Common Stock first exceeds one billion dollars for a period of 30 consecutive trading days, Executive shall be granted Options to purchase an additional 200,000 shares of the Company's Common Stock, at a per share exercise price equal to the Fair Market Value (as defined in the Stock Plan) of the Company's Common Stock as of the last day of such period (the "First Milestone Options"). The First Milestone Options shall vest and become exercisable in three equal, annual installments.

                (iii) Second Milestone Options and Restricted Stock Award. If, at any time during the Term, the aggregate market value of the Company's Common Stock first exceeds two billion dollars for a period of 30 consecutive trading days, Executive shall be granted (i) Options to purchase an additional 100,000 shares of the Company's Common Stock, at a per share exercise price equal to the Fair Market Value (as defined in the Stock Plan) of the Company's Common Stock as of the last day of such period (the "Second Milestone Options") and (ii) an award of Restricted Stock consisting of 100,000 shares of the Company's Common Stock (the "Restricted Stock Award"). The Second Milestone Options and Restricted Stock Award shall vest and become exercisable in three equal, annual installments.

         4. Fringe Benefits.

            (a) Welfare and Other Fringe Benefits. Executive shall be entitled to participate in any fringe and other benefit programs adopted from time to time by the Company for the benefit of its senior executives.

            (b) Relocation Reimbursement. The Company shall reimburse Executive for expenses incurred in connection with his relocation from Chicago, Illinois to Southern California. The Company's reimbursement obligation shall include (i) the reasonable cost of moving Executive's personal items from Chicago, Illinois to Southern California, (ii) reasonable closing costs on the sale of Executive's condominium unit located in Chicago, Illinois and reasonable closing costs on Executive's purchase of a residence in Southern California, (iii) a reasonable allowance for the rental of temporary housing and meals for a period of three
(3) months commencing on the Effective Date and, (iv) thereafter, a reasonable allowance for the rental of temporary housing only until the earlier of (A) the date of closing of escrow on Executive's purchase of a residence in Southern California and (B) the date twelve months following the Effective Date.

            (c) Car Allowance. Executive shall be provided with a leased automobile suitable to Executive's status with the Company, provided that the payments for such leased automobile are reasonable, as determined by the Board in its sole discretion.


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            (d) Business Expenses. Executive shall be entitled to reimbursement for necessary and reasonable business expenses incurred in the performance of his duties.

            (e) Vacation. Executive shall accrue vacation at the rate of twenty-five days per year. Executive may not accrue vacation benefits in excess of twenty-five days at any time (the "Maximum Accrual"). Once the Maximum Accrual has been reached, Executive shall cease to accrue vacation until the accrued vacation balance has been reduced.

         5. Termination of Employment.

            (a) Death. If Executive dies while employed by the Company, his employment shall immediately terminate and the Company's obligation to pay Executive's Base Salary and Performance Bonus shall cease as of the date of death; provided, however, that Executive's estate shall be entitled to receive Executive's (i) accrued Base Salary through the date of termination, (ii) a pro rata Performance Bonus for the portion of the year elapsed prior to Executive's death, but only if the Performance Bonus target for the Performance Period in which Executive's death occurs is met, as and when determined by the Board in accordance with the terms of the Bonus Plan and Section 3(c) above and (iii) any benefits payable under applicable welfare benefit plans. Notwithstanding anything to the contrary contained in this Section 5(a), if Executive's death occurs on or before December 31, 1999 and the 1999 Performance Bonus Target is not met, Executive's estate will be entitled to a pro rata portion of the $100,000 1999 Performance Bonus for the portion of the calendar year elapsed prior to Executive's death.

            (b) Disability. If as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company for six consecutive months, the Company may, upon 30 days' notice to Executive, terminate Executive's employment. Upon termination for Disability, Executive shall be entitled to receive his full Base Salary during any period of Disability prior to termination for Disability. In addition, Executive shall be entitled to receive the following benefits, which benefits shall be payable in accordance with the Company's normal payroll practices and procedures: (i) his Base Salary for twelve months payable at the rate in effect at the time of termination, (ii) a pro rata Performance Bonus for the portion of the year elapsed prior to termination on account of Executive's Disability, but only if the Performance Bonus target for the Performance Period in which such termination occurs is met, as and when determined by the Board in accordance with the terms of the Bonus Plan


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and Section 3(c) above, and (iii) any benefits payable under applicable welfare benefit plans. Notwithstanding anything to the contrary contained in this
Section 5(b), if Executive's termination of employment for Disability occurs on or before December 31, 1999 and the 1999 Performance Bonus Target is not met, Executive will be entitled to a pro rata portion of the $100,000 1999 Performance Bonus for the portion of the calendar year elapsed prior to such termination. Such payment shall not affect Executive's rights under any Company disability plan in which Executive may then be a participant.

            (c) Termination for Cause. The Company shall have the right to terminate Executive's employment for Cause by giving Executive written notice of the effective date of such termination. For purposes of this Agreement, "Cause" shall mean (i) Executive's conviction of or guilty plea to the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, (ii) action by Executive involving personal dishonesty, theft or fraud in connection with Executive's duties as an officer of the Company, (iii) a breach of any one or more material terms of this Agreement (including, but not limited to, the Confidentiality, Non-Competition and Non-Solicitation provisions contained in Section 8 hereof)), and (iv) Executive's willful failure to abide by or follow lawful directions of the Board. No purported termination of Executive's employment for Cause pursuant to (iv) above shall be effective unless Executive shall have 30 days to cure any acts or omissions purported to constitute Cause by reason of (iv) above. If the Company terminates Executive's employment for Cause, the Company shall have no further obligation under this Agreement from and after the date of termination; provided, however, that Executive shall be entitled to receive his accrued Base Salary through the date of termination and any benefits payable under applicable welfare benefit plans.

            (d) Voluntary Termination by Executive. In the event that Executive's employment with the Company is voluntarily terminated by Executive other than for Good Reason, the Company shall have no further obligation under this Agreement from and after the date of termination; provided, however, that Executive shall be entitled to receive his accrued Base Salary through the date of termination and any benefits payable under applicable welfare benefit plans. For purposes of this Agreement, "Good Reason" shall mean a material breach by the Company of any provision of this Agreement.

            (e) Other Termination. If Executive's employment is terminated prior to the expiration of the Term (i) by the Company for any reason other than as a result of Executive's death or Disability or for Cause, or (ii) by Executive for Good Reason, then Executive shall be entitled to receive his accrued Base Salary through the date of termination and any benefits payable under applicable welfare benefit


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plans. In addition, Executive shall also be entitled to receive the following benefits, which benefits shall be payable in accordance with the Company's normal payroll practices and procedures: (i) if such termination occurs prior to the first anniversary of the Effective Date, an amount equal to (A) his Base Salary for the period commencing with his date of termination and ending on the second anniversary of the Effective Date payable at the rate in effect at the time of termination, plus (B) a Performance Bonus for the Performance Period in which such termination occurs and the succeeding Performance Period; provided, however, that the Performance Bonus target for each such period is met, as and when determined by the Board in accordance with the terms of the Bonus Plan and
Section 3(c) above, or (ii) if such termination occurs after the first anniversary of the Effective Date, an amount equal to (A) his Base Salary for twelve months at the rate in effect on the date of termination, plus (B) a Performance Bonus, if the Performance Bonus Target for the Performance Period in which such termination occurs is met, as and when determined by the Board in accordance with the terms of the Bonus Plan and Section 3(c) above. Notwithstanding anything to the contrary contained in this Section 8(c), if Executive's employment is terminated on or before December 31, 1999 (i) by the Company for any reason other than Executive's death, Disability or for Cause or
(ii) by Executive for Good Reason and the First Year Performance Target is not met, Executive will be entitled to a pro rata portion of the $100,000 1999 Performance Bonus for the portion of the calendar year elapsed prior to such termination.

         6. Assignment of Intellectual Property Rights.

            (a) Definition of "Inventions". As used herein, the term "Inventions" shall mean all inventions, discoveries, improvements, trade secrets, formulas, techniques, data, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, processes, and other information, including works-in-progress, whether or not subject to patent, trademark, copyright, trade secret, or mask work protection, and whether or not reduced to practice, which are made, created, authored, conceived, or reduced to practice by Executive, either alone or jointly with others, during the period of employment with the Company (including, without limitation, all periods of employment with the Company prior to the Effective Date) which (A) relate to the actual or anticipated business, activities, research, or investigations of the Company or (B) result from or is suggested by work performed by Executive for the Company (whether or not made or conceived during normal working hours or on the premises of the Company), or (C) which result, to any extent, from use of the Company's premises or property, unless, in the case of clause (C) only, (i) Executive has reimbursed the Company in an amount equal to the value of the use of such premises or property (as determined by the Company based upon the Company's all in cost, which shall include without limitation compensation and overhead expense) and (ii) the Company approved the use of its premises or property prior to the use thereof by Executive.


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            (b) Work for Hire. Executive expressly acknowledges that all copyrightable aspects of the Inventions are to be considered "works made for hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"), and that the Company is to be the "author" within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by the Company as of its creation, and Executive hereby expressly disclaims any and all interest in any of such copyrightable works and waives any right of droit morale or similar rights.

            (c) Assignment. Executive acknowledges and agrees that all Inventions constitute trade secrets of the Company and shall be the sole property of the Company or any other entity designated by the Company. In the event that title to any or all of the Inventions, or any part or element thereof, may not, by operation of law, vest in the Company, or such Inventions may be found as a matter of law not to be "works made for hire" within the meaning of the Act, Executive hereby conveys and irrevocably assigns to the Company, without further consideration, all his right, title and interest, throughout the universe and in perpetuity, in all Inventions and all copies of them, in whatever medium fixed or embodied, and in all written records, graphics, diagrams, notes, or reports relating thereto in Executive's possession or under his control, including, with respect to any of the foregoing, all rights of copyright, patent, trademark, trade secret, mask work, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention, and all rights to register and renew same. Executive understands that Inventions do not include, and the obligations set forth above in this
Section 5(c) do not apply to, subject matter that qualifies fully under the provisions of Section 2870 of the California Labor Code.

            (d) Proprietary Notices; No Filings; Waiver of Moral Rights. Executive acknowledges that all Inventions shall, at the sole option of the Company, bear the Company's patent, copyright, trademark, trade secret, and mask work notices.

                Executive agrees not to file any patent, copyright, or trademark applications relating to any Invention, except with prior written consent of an authorized representative of the Company (other than Executive).


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                Executive hereby expressly disclaims any and all interest in any
Inventions and waives any right of droit morale or similar rights, such as rights of integrity or the right to be attributed as the creator of the Invention.

            (e) Further Assurances. Executive agrees to assist the Company, or any party designated by the Company, promptly on the Company's request, whether before or after the termination of employment, however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company's rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by the Company, including, by way of illustration and not limitation:

                (i) Executing assignments, applications, and other documents and instruments in connection with (A) obtaining patents, copyrights, trademarks, mask works, or other proprietary protections for the Inventions and (B) confirming the assignment to the Company of all right, title, and interest in the Inventions or otherwise establishing the Company's exclusive ownership rights therein.

                (ii) Cooperating in the prosecution of patent, copyright, trademark and mask work applications, as well as in the enforcement of the Company's rights in the Inventions, including, but not limited to, testifying in court or before any patent, copyright, trademark or mask work registry office or any other administrative body.

            Executive shall be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, if such assistance is requested by the Company after the termination of Executive's employment. In addition, to the extent that, after the termination of employment for whatever reason, Executive's technical expertise shall be required in connection with the fulfillment of the aforementioned obligations, the Company shall compensate Executive at a reasonable rate for the time actually spent by Executive at the Company's request rendering such assistance.

            (f) Power of Attorney. Executive hereby irrevocably appoints the Company to be his Attorney-In-Fact to execute any document and to take any action in his name and on his behalf and to generally use his name for the purpose of giving to the Company the full benefit of the assignment provisions set forth above.

            (g) Disclosure of Inventions. Executive shall make full and prompt disclosure to the Company of all Inventions subject to assignment to the Company, and all information relating thereto in Executive's possession or under his control as to possible applications and use thereof.


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         7. No Violation of Third-Party Rights. Executive represents, warrants, and covenants that he:

            (a) shall not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

            (b) is not a party to any conflicting agreements with third parties which shall prevent him from fulfilling the terms of employment and the obligations of this Agreement;

            (c) does not have in his possession any confidential or proprietary information or documents belonging to others and shall not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

            (d) agrees to respect any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions, or discoveries which are the property of those prior employers or others, as the case may be.

            Executive has supplied or shall promptly supply to the Company a copy of each written agreement to which Executive is subject (other than any agreement to which the Company is a party) which includes any obligation of confidentiality, assignment of Inventions, or non-competition.

            Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

         8. Confidential Information; Non-Competition and Non-Solicitation.

            (a) Confidentiality. Executive acknowledges that in his employment hereunder he shall occupy a position of trust and confidence. Executive shall not, except as may be required in the normal course of business to perform his duties


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hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by Executive in the course of his employment by the Company, its subsidiaries and affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, its subsidiaries and affiliates, and that such information gives the Company a competitive advantage. The Executive agrees to (i) deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible,
(A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries and affiliates, or prepared by the Executive during the term of his employment by the Company, its subsidiaries and affiliates, and
(B) all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of employment or any Inventions made, created, authored, conceived, or reduced to practice by Executive, either alone or jointly with others, and (ii) make full disclosure relating to any Inventions.

            If Executive would like to keep certain property, such as material relating to professional societies or other non-confidential material, upon the termination of employment with the Company, he agrees to discuss such issues with the Company. Where such a request does not put Confidential Information of the Company at risk, the Company shall customarily grant the request.

            (b) Non-Competition. During the Term of this Agreement and for a period of two (2) years thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company, its subsidiaries and affiliates, including without limitation any entity engaged in the design, manufacture and/or distribution of eyewear (each such competitor a "Competitor of the Company"); provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the


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General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement; provided, however, that if Executive's employment is terminated
(i) by the Company without Cause, (ii) by Executive for Good Reason or (iii) by reason of the expiration of the Term of this Agreement, the non-competition agreement provided for in this subparagraph (b) shall terminate as of the date of such termination of employment. Executive and the Company acknowledge and agree that the business of the Company is global in nature, and that the terms of the non-competition agreement set forth herein shall apply on a worldwide basis.

            (c) Non-Solicitation of Customers and Suppliers. During the Term of this Agreement and for a period of two (2) years thereafter, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any Competitor of the Company; provided, however, that if Executive's employment is terminated (i) by the Company without Cause, (ii) by Executive for Good Reason or (iii) by reason of the expiration of the Term of this Agreement, the non-solicitation agreement provided for in this subparagraph
(c) shall terminate as of the date of such termination of employment.

            (d) Non-Solicitation of Employees. Executive recognizes that he possesses and shall possess Confidential Information about other employees of the Company, its subsidiaries and affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries and affiliates. Executive recognizes that the information he possesses and shall possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and shall be acquired by him because of his business position with the Company, its subsidiaries and affiliates. Executive agrees that, during the Term of this Agreement and for a period of two (2) years thereafter, he shall not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries and affiliates
(i) for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he shall not convey any such confidential information or trade secrets about other employees of the Company, its subsidiaries and affiliates to any other person or
(ii) for any other purpose or no purpose.


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

            (e) Injunctive Relief. It is expressly agreed that the Company shall or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of any of the provisions of this Section 8 and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from so competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

            (f) Survival of Provisions. Except as otherwise provided herein, the obligations contained in this Section 8 shall survive the termination or expiration of Executive's employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

         9. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

         If to Company:    Oakley, Inc.
                           One Icon
                           Foothill Ranch, California 92610
                           Attention:  Chairman of the Board

         If to Executive:  William Schmidt
                           c/o Oakley, Inc.
                           One Icon
                           Foothill Ranch, California 92610

Either party may change such party's address for notices by notice duly given pursuant hereto.

         10. Attorneys' Fees. In the event judicial determination is necessary of any dispute arising as to the parties' rights and obligations hereunder, each party shall have the right, in addition to any other available relief, to attorneys' fees based on a determination by the court of the extent to which each party has prevailed as to the material issues raised in determination of the dispute.


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

         11. Indemnification. The Company shall indemnify and hold Executive harmless to the maximum extent permitted under applicable law during the Term, and following the Term the Executive shall remain covered under any Director and Officer liability insurance policies for matters arising during the Term.

         12. Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which Executive has agreed.

         13. No Mitigation; No Offset. Executive shall not be required in any way to mitigate the amount of any payment provided for in this Agreement, and such payments shall not be subject to offset against compensation earned as the result of employment with another employer.

         14. Assignment; Successors. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

         15. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California.

         16. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

         17. Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

         18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the date referred to above.


                                             OAKLEY, INC.


                                             /s/ James Jannard
                                             -----------------------------------
                                             By: JAMES JANNARD
                                             Its: CHAIRMAN


                                             /s/ William Schmidt
                                             -----------------------------------
                                                 WILLIAM SCHMIDT



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